Exhibit 99.2

RadNet,Inc. - First Quarter 2016 Financial Results Conference Call,May 10, 2016

C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Bill Bonello, Craig-Hallum

Juan Molta, B. Riley

Mitra Ramgopal, Sidoti

P R E S E N T A T I O N

Operator:

Good day and welcome to the RadNet Incorporated First Quarter 2016 Financial Results Conference Call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet Incorporated. Please go ahead, sir.

Mark Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's First Quarter 2016 Financial Results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995.

Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties, which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet's reports filed with the SEC from time-to-time, including RadNet's Annual Report on Form 10-K for the year ended December 31, 2015 and RadNet’s quarterly report on Form 10-Q to be filed shortly. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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With that, I would like to turn the call over to Dr. Berger, President and Chief Executive Officer of RadNet.

Dr. Howard Berger:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today's call, Mark and I plan to provide you with highlights from our first quarter 2016 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Overall, I have many reasons to feel encouraged about this quarter. Our first quarter because of the normal seasonality in our business is typically our slowest quarter from a patient volume standpoint, and because the majority of our operating costs are fixed, the first quarters EBITDA and profitability are generally more challenged.

Despite this, we improved significantly relative to the first quarter of last year. Our revenue increased 19.4% and our EBITDA increased 34.2%. More importantly, our EBITDA margin increased from 11.1% in the first quarter of last year to 12.5% during our first quarter of this year and our operating cash flow increased from the prior year’s quarter by $3.5 million to $21 million.

Most notably, we experienced same store procedural growth of 3.9%, which contributed to this margin improvement, along with some of the cost saving initiatives I will discuss shortly. This year’s first quarter is the eighth quarter in a row we’ve experienced positive same center procedural volume. I am pleased to report that our results were in line with our internal quarterly budget, keeping us on track to achieve our 2016 guidance, which we released in conjunction with our fourth quarter2015 results. Contributing to these results and to our expected improvement in the coming quarters, our plans have begun to eliminate costs and increase revenue in 2016, estimated to contribute between $7 million and $10 million to our fiscal year. A variety of initiatives comprise these plans. I will discuss some of them now.

On the West Coast, we began a program in the latter part of 2015 to centralize and outsource a portion of our patient scheduling call centers. As at the end of the first quarter, we are substantially complete with this program for our Southern California region with respect to mammography and ultrasound, the two easiest modalities to schedule. As the year progresses, we will be evaluating and implementing this program in other geographies and we will be looking to expand and to scheduling modalities outside of these routine imaging procedures. Benefits besides utilizing lower labor rates include standardizing protocols and decreasing patient wait times.

Our patient scheduling system, will be taken to a new level later this year with our eRAD online scheduling initiative. During the second half of 2016, we plan to roll out within eRAD the ability for our referring physician offices and patients to schedule imaging exam from their computers, tablets or mobile devices. This capability will greatly enhance the convenience of our service offering, eliminating scheduling personnel and related costs, and distinguish eRAD from its competitive products.

On the materials management and purchasing side of our business, we began a program at the beginning of the year to substantially reduce our use of X-ray film, which we provide to our referring physicians when requested. We began strongly encouraging our referring physicians to accept high resolution digital images on tablets and personal computers as well as high resolution photo paper designed to show the contrast and color necessary to use the images for clinical purposes.

As of the end of the first quarter, our use of film has been reduced by approximately 50% relative to last year. During the first quarter, we also renegotiated our contracts for purchasing MRI contracts giving us new pricing, which incorporate savings of almost one-third of what we were previously paying. We will look to do the same with CT contracts as the year goes on. We are working at further savings relative to office and janitorial supplies and general medical consumables used at our facilities.

During the first quarter, we began a new approach to servicing several of our routine imaging modalities including ultrasound, X-ray and bone density equipment. We instituted a hybrid approach where we will be in-sourcing responsibility for hardware and spare parts, while continuing to contract for labor and preventive maintenance. This modified self-insurance plan is being performed at a significant cost savings to RadNet and improves equipment uptime and without assuming undue financial risk. The arrangement is only possible because of our unique scale in the industry and because of the geographically concentrated nature of our business.

We also have implemented several programs to reduce telecommunications and digital connectivity expenses. We consolidated our contracts under one provider and are close to the end of transitioning from prior service offerings. This consolidation to one provider will reduce our phone and internet and intranet cost substantially in the coming quarters. It allows us to move our entire Company onto Voice over IP and eliminates all duplicate connections that existed during the transition period.

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With respect to revenue initiatives, we previously identified three areas of benefit; capitation pricing increases, breast tomography rollout, and private payer reimbursement negotiations. In regards to capitation, we have renegotiated prices with about half of our dozen of our contract in medical groups in California. Most of these groups began sending us their covered lives towards the end of 2014. We experienced utilization in these contracts that was much higher than projected. As a result, we requested and negotiated significant per member per month increase in our rates. These rates will contribute more than $4 million of annualized revenue to us beginning in the second quarter at very little incremental cost.

On the East Coast we have been engaged in reimbursement discussions with a number of larger private health plans for rate increases. Based upon the information we have now, we expect the negotiations to yield over $6 million of annualized increases beginning in the third quarter of this year. These opportunities have presented themselves to us because of our newly acquired scale in the New York metropolitan marketplace and through our emphasizing RadNet’s significantly discounted rates relative to those of local hospitals.

Finally on the revenue side, we accelerated our breast tomography program during the first quarter particularly on the East Coast. Today we have 55 mammography units with tomography, 47 of which are in our East Coast markets. As of the end of last year, we were performing approximately 200 tomosynthesis mammograms exams per day. As of the end of the first quarter, we are performing approximately 600 of these exams per day and expect this to rise to 1,000 per day sometime in the third quarter. On average, we are collecting approximately $50 per patient per exam either from the health plans or if not a covered benefit from the patient themselves.

In short, I am highly confident that we will meet or more likely exceed the projected $6 million to $10 million cost savings and revenue enhancements we built into our guidance ranges. We are looking on these initiatives with urgency. We recognize that the faster we put these programs in place, the more savings we achieve during this fiscal quarter. I will continue to review their progress with you in the upcoming quarters. I’d like to proceed by discussing some other accomplishments in the quarter.

On March 1, 2016, we acquired a small acquisition of certain assets of Advanced Radiological Imaging, Astoria PC consisting of two multimodality imaging centers located in Astoria, Queens, New York for a cash consideration of approximately $5 million. These facilities provide MRI, PET, CT, ultrasound and X-ray services. Coupled with the four centers in Queens we acquired in October from Doshi and our diagnostic imaging group, RadNet is now the largest non-hospital provider of imaging services in Queens. The acquisition gives us a unique position to evaluate and explore network contracting and capitation opportunities with several of the large players with significant lives in Queens and other surrounding boroughs in Manhattan.

Lastly, you may have seen in our earnings announcement this morning that we announced our first significant West Coast joint venture. Yesterday, we signed a new joint venture with Dignity Health’s Glendale Memorial Hospital in Glendale, California, which is expected to become operational in June 2016 once certain closing conditions are met. The joint venture agreement consists of two imaging centers. The first center, one that focuses on women’s imaging is currently owned and operated by Dignity Health and will be a contributor to the venture in the second quarter. The second center also located in Glendale is a multimodality facility initially constructed by RadNet. The center also will be contributed to the joint venture and once we begin operations.

This multimodality facility contains MRI, CT, fluoroscopy, X-ray and ultrasound modalities. RadNet owns 55% of the joint venture and Dignity Health owns 45%. We are excited to bring to the West Coast the joint venture model, with which we have been successful in several of our largest East Coast markets. Including this joint venture, we have over 15 partnerships with health systems across our markets. We have found that many of our partners through their relationship and outreach in the medical communities in which they serve have contributed to patient volumes, while entrusting RadNet to manage the day to day operations of the facilities. In many cases, once established we’ve expanded the scope and size of these joint ventures as new opportunities arise.

In this case, Dignity Health is one of the largest and most prominent systems in the Western part of the country and we look forward to focusing first and foremost on building a successful imaging platform within the Glendale, California market. Within this market, we are actively exploring other business opportunities with Dignity and eventually hope to expand our relationship with Dignity to other geographies in the future. These future opportunities could take the form like this joint venture of owning and operating outpatient imaging facilities. Additionally, they could include RadNet’s breast disease management offering and other oncologic information technology or professional services capabilities.

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At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2016 performance. When he is finished I will make some closing remarks.

Mark Stolper:

Thank you, Howard. I’m now going to briefly review our first quarter 2016 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our first quarter performance. Lastly, I will reaffirm our 2016 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain (phon) purchase gains and non-cash equity compensation.

Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I would now like to review our first quarter 2016 results. For the three months ended March 31, 2016, RadNet reported revenue and Adjusted EBITDA of $216.4 million and $27.1 million, respectively. Revenue increased $35.1 million or 19.4% over the prior year same quarter and Adjusted EBITDA increased $6.9 million or 34.2% over the prior year same quarter. Much of the increase in revenue is the result of the acquired operations of New York Radiology Partners and Diagnostic Imaging Group while same center procedure volumes increased 3.9% in the quarter

In the first quarter of 2016, we performed 1,496,909 total procedures. The procedures were consistent with our multi-modality approach whereby 78% of all the work we did by volume was from routine imaging. Our procedures in the first quarter of 2016 where as follows.

Please note that starting in the third quarter of 2015 and including this first quarter, we have standardized our procedural volume categorization among regions, according to our internal KBI or key business indicators dashboard. So the volumes I’ll be quoting for last year's comparison period will be slightly different than those I reported at this time last year. Because the restated procedural volumes for last year's period are calculated under the same methodology as the current period, the comparisons between the two periods are accurate as are the conclusions that can be drawn.

Here are the numbers. During the quarter we completed 183,254 MRIs as compared with 155,608 MRIs in the first quarter of 2015. We completed 139,451 CTs as compared with 122,845 CTs in the first quarter of 2015. We completed 6,484 PET/CTs as compared with 5,672 PET/CTs in the first quarter of 2015. And we completed 1,167,720 routine imaging exams which include nuclear medicine, ultrasound, mammography, x-ray and all other exams as compared with 982,673 of all these exams in the first quarter of 2015.

Net loss for the first quarter of 2016 was $1.7 million or negative $0.04 per share compared to a net loss of $4.6 million or negative $0.11 per share reported for the three months period ended March 31, 2015. This is based upon a weighted average number of shares outstanding of 46.6 million and 42.7 million for these periods in 2016 and 2015, respectively.

Affecting net loss in the first quarter of 2016 where certain non-cash expenses and non-recurring items including the following; $2.7 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock, $167,000 of severance paid in connection with headcount reductions related to cost savings initiatives; and $1.4 million of combined non-cash amortization of deferred financing costs and loan discount related to financing fees paid as part of our existing credit facilities.

In the quarter, we recognized $2.8 million of meaningful use incentive money as a result of adopting our eRAD radiology information system as compared with $3.3 million recognized in last year’s first quarter.

With regards to some specific income statement accounts, overall GAAP interest expense for the first quarter of 2016 was $10.7 million. This compares with GAAP interest expense in the first quarter of 2015 of $10 million. Cash paid during the period for interest was $9.1 million as compared with $8.6 million in last year’s first quarter. This is the result of additional debt we have on our balance sheet from the New York Radiology Partners and Diagnostic Imaging Group acquisitions. For the first quarter of 2016, bad debt was 5.1% of our service fee revenue net of contractual allowances and discounts compared with 4.5% for the first quarter of 2015. There was no operational change in our collection performance. This increase is simply a reclassification we made between contractual allowances and discounts and bad debt related to the migration of our new billing system. We made this reclassification in the fourth quarter of last year. Without this reclassification, our bad debt percentage would have remained flat year-over-year. On a sequential quarter basis the 5.1% bad debt ratio compares slightly favorably with the 5.4% ratio, we reported in the fourth quarter of 2015.

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At March 31, 2016 after giving effect to bond and term loan discounts, we had $647.5 million of net debt which is total debt less our cash balance and we were drawn $16.3 million on our $101.25 million revolving line of credit. At March 31, 2016 our accounts receivable balance was $177.8 million, an increase of $15 million from year end 2015. The increase in accounts receivable is mainly from increased patient volume towards the end of the first quarter where payments were not received as of March 31 and from normal effects related to the conversion of our billing system.

Our DSO was 64.7 days at March 31, 2016, down slightly from 66 days at yearend 2015. During the quarter we repaid $9.3 million of notes and leases payable and term loan debt. We had cash capital expenditures net of asset dispositions of $22.5 million and we purchased equipment on capital leases of approximately $1.3 million.

At this time, I would like to reaffirm our 2016 fiscal guidance levels, which we released in conjunction with our fourth quarter and year end 2015 results. For total net revenue, our projection is $870 million to $910 million. For Adjusted EBITDA, our projection is $130 million to $140 million. For capital expenditures, our projection is $45 million to $50 million. For cash interest expense, our projection is $37 million to $40 million, and for free cash flow generation, which we define as Adjusted EBITDA less total capital expenditures and cash paid for interest, our projection is $40 million to $50 million.

With respect to Medicare reimbursement for 2017 there is nothing to report at this time. As is typical each year, we are expecting CMSS to release a preliminary rate schedule sometime in June or July this year at which time we will analyze CMSS’ proposal and our industry’s lobbying group, the Association for Quality Imaging, which Steve Forthuber, RadNet East Coast Chief Operating Officer, is Chairman of, will provide CMSS our industry’s feedback. At the time of our second quarter financial results call, we will be in a position to comment on CMSS’ proposal and its impact, if any, upon RadNet’s future results.

I’d now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard Berger:

Thank you, Mark. In the coming quarters we expect that much of our focus will be on our cost savings initiatives, further integrating the newly acquired New York acquisitions, the establishment of additional health system partnerships both on the East and West Coast and driving same center growth and profitability. If we complete any additional acquisitions at all this year I expect them to be small tuck-in transactions that will require little capital and minimal distraction with respect to their integration into our existing operations.

In addition to the approximately $30 million that we will repay on a mandatory basis of our first lien credit facility and capital leases, I expect that we will further delever our balance sheet through repaying the small balance we have on our revolver and accumulating our cash balance by year-end. The debt capital markets have been improving and we will look in the coming quarters towards positioning ourselves for a successful refinancing transaction of our senior-most debt capital. I’m energized by all the initiatives on which my teams are executing. We’ve had great success in the past with these types of initiatives and our scale and breadth of services continue to present these opportunities to us as we continued to grow.

I expect that our growth during the remainder of the year will come from same center performance. Profitability will be achieved through the operating leverage we have in our fixed cost structure as well as the cost saving initiatives I discussed earlier. Like we demonstrated in the first quarter as compared with last year’s first quarter, I believe we have the opportunity to enhance our margins and efficiency as the year progress. I look forward to updating all of you with our progress as the year progresses.

Operator, we are now ready for the question-and-answer portion of the call.

Operator:

Thank you. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

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We’ll take our first question from Bill Bonello of Craig-Hallum.

Bill Bonello:

Hey good morning guys. Just wanted to follow up a little bit on some of the commentary around the revenue and cost initiatives. First of all, am I correct in interpreting your comments that from a rate increase standpoint neither of the capitation rate increases nor the fee for services rate increases had an impact on Q1 results?

Dr. Howard Berger:

Yes Bill, there was a very minimal impact in the first quarter on the West Coast here from some of our renegotiations but that didn’t get factored in until March. So the amount of contribution of any of the rate increases we are talking about will all start being more fully implemented and seen in the second quarter and then by the third quarter the East Coast initiatives will be kicking in also.

Bill Bonello:

Perfect, and then on the cost side, would you say you realized much from those initiatives in Q1, or is it most of that also in front of us in the future quarters?

Dr. Howard Berger:

I think we had a nice contribution in the first quarter. We’re still working on several of the initiatives primarily related to the service offering and continued negotiations with some of our suppliers. So I think that there will be continued enhancement of this primarily because some of these initiatives didn’t get—kicked in to the first quarter until February and March themselves.

Bill Bonello:

Okay. Then just would you want to take a stab at sort of the combined annual impact from both the revenue and the cost. You gave the impact that you expect this year and you gave the annualized on the revenue, but when you sort of factor the cost in is well, what do you think the sort of total package annualizes out to?

Dr. Howard Berger:

Are you talking about in a 12-month period, Bill or?

Bill Bonello:

Right.

Dr. Howard Berger:

The full impact would be felt regardless of whether it is second or third quarter. My guess when the full impact of everything is felt, which obviously won’t be fully realized until the early part of 2017, it could be as much as $12 million to $15 million.

Bill Bonello:

Okay. Then just the last thing along that line, in terms of the rate opportunities, the price opportunities, do you think that the contracts that could be renegotiated either have been renegotiated or could there be additional contracts where you could get better pricing as well?

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Dr. Howard Berger:

I think the answer to that is both. I think many of them have been renegotiated, some of them are being implemented towards the end of the second quarter and many more beginning July 1 but there are other conversations that are currently taking place that could expand that further, we just don’t know at this point what the outcome of those will be or when it will be implemented. I think it’s important to emphasize though that the only reason that we could be having the discussions is because we’ve become such an important part of the delivery system in the markets that we have chosen to operate in and have gone to the scale which allows us to have these conversations with the payors, but I’m feeling more than ever that the conversations are not driven solely by our request for getting better reimbursement, but also a better acknowledgement and effort on the part of the payors to begin to direct their business away from the substantially more costly hospital services.

Bill Bonello:

Great. Thank you very much.

Dr. Howard Berger:

Thank you, Bill.

Operator:

Our next question is from Juan Molta with B. Riley & Company.

Juan Molta:

Hi, Good morning guys. Thanks for the question. The first one is on utilization. Looking back to Q1 same time last year when you guys had the capacity constraints relative to demand. In your prepared remarks you were talking about weaker utilization and so two questions on that. One is simple, just if weather impacted your results this year, knowing that it was unusually harsh last year. That’s number one. Number two if you could qualify your capacity in terms of facilities and personnel as we go through the balance of the year.

Dr. Howard Berger:

Well the first part of your question, Juan, regarding weather we had very favorable weather fortunately in first quarter and I think we can safely assume that winter is over at this point. So we expect the results of the increased volumes from a seasonal standpoint to be part of our success in driving more revenue in the first quarter but more importantly I think as we get deeper into the year and the large deductible plans are more burned off by the consumers, we expect to see larger—increasing volumes along with I think the effort of these consumers to be more aware of better pricing and lower out of pockets expenses towards away from the hospitals. So, happy as Mark mentioned that April saw a nice increase in our volumes relative to March. March being the highest volumes that we have seen so far this year and those trends appear to be continuing. So from a volume standpoint I’m pleased with what we are seeing.

As far as the capacity, part of our initiatives is to address the utilization and internally bring some of that volume into our centers particularly here on the West Coast. We built four centers in 2015 and through the first quarter of 2016 and we’ve now along with some equipment upgrading have addressed the capacity issues predominantly that we have. We still have a little ways to go with unusually high backlogs that we see here on the West Coast and we are addressing those which should be for the most part pretty well accomplished by the end of this quarter. So, I don’t expect going into the second half of this year that capacity issues will be a challenge to us as they have been for the last almost year and a half.

Juan Molta:

Okay. Thanks for that. Next question is in regards to the pricing relative to last year. Now that we’re operating under better Medicare reimbursement rates, could you address what you have been seeing, if it’s been in fact neutral?

Dr. Howard Berger:

It has been neutral. This is the first time since really 2007 there hasn’t been a substantial decrease in Medicare reimbursement, which as you may well remember it was always primarily focused at advanced imaging. So with that backdrop the conversations with the payors are a little bit more pleasant, if that’s the right word, and I think those that follow Medicare pricing certainly will help us avoid any of the revenue challenges that we’ve had in the past.

So, I think in terms of the conversations with most of our contracted parties whether they’re in the capitated area or in the area of the health insurance plans have had a very positive tone, and I think they increasingly see the benefit that RadNet in each of their markets to be—and making us a real critical part of the delivery system for outpatient imaging. If I couple that along with a overwhelming success of our relationship in New Jersey with the Barnabas Health system, the opportunities for these continued joint ventures and using the hospital’s relationships in addition to ours where we joint venture with them is providing another dimension of opportunity within RadNet that it is historically not necessarily looked towards.

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Juan Molta:

Okay, and just a follow up there. If pricing was indeed neutral and we’re seeing same store procedural volumes, is it fair to assume that your same center fee service revenue was also up low single digits for the quarter? I know it’ll be in the Q later but is that fair to say?

Mark Stolper:

Yes, it will be in the Q. Same-store revenue was up 3.1%, while procedural volumes were up 3.9%. Part of that is mix change from quarter-to-quarter. You can see depending upon—you know, if there were any reimbursement changes you can see a variation between the two even if pricing is completely neutral.

Juan Molta:

Got it, and then following up on that. Your EBITDA margin as you mentioned improved relative to last year, but wanted to know if relative to your internal expectations were there—was there anything to highlight regarding operating expenses this quarter that was beyond what you expected, any line item that you can talk about, if there is?

Dr. Howard Berger:

None that jumps out to me as being that significant, Juan. I think the quarter will—when we analyze it, we’re seeing some of the benefits of the cost containment measures that we will continue to see throughout the year in a number of the areas that Mark and I outlined. I think it gives us quite a bit of confidence that in subsequent quarters we should see significantly improving margins also.

Juan Molta:

Okay. One last one and I’ll hop back in the queue. Assuming that all these initiatives for revenue and cost savings initiatives combined it seems like mostly meaningful impact early 2017 based on what you mentioned earlier. Is that when we can assume more meaningful acquisitions to resume early 2017, mid 2017?

Dr. Howard Berger:

Well, I think it’s a little too early to say whether or not we’d be back in the market at that point in time. I think if we accomplish the deleveraging that I think is really our main focus this year and we are able to do a refinance, a successful refinance, I think it’ll—put us in a much better position to consider more substantive acquisitions, should they became available to us. Our strategy here is never to—been go out knocking on door. So the opportunities come our way and we respond to them appropriately as they are made available. We don’t do every acquisition that is presented to us, and particularly for this year we’re focused on the ability to pay down debt and deleverage through better margins. Once we accomplish that then I think we can look at anything in the future that continues to basically enhance our strategy in the markets that we’re currently operating in.

Juan Molta:

Okay. Thank you very much.

Operator:

As a reminder, it’s star, one to ask a question.

We’ll take the next question from Mitra Ramgopal with Sidoti.

Mitra Ramgopal:

Yes. Hi, good morning, just a couple of questions. I was just wondering if you could give a little more color in terms of the joint venture you announced and the potential you see on the West Coast. Also on the acquisition side if you can just may be give us an update regarding the potential pipeline and the pricing environment?

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Dr. Howard Berger:

Well, I’ll start with the last question because it’s kind of a follow up from the one prior, but there really is nothing that we are looking at seriously in the pipeline right now. It doesn’t mean if something came our way we wouldn’t consider it, but it’s not really a focus of the Company either from a pure financial standpoint or for the operating team.

As far as the joint ventures are concerned, the Dignity Health system here is probably the largest one in California and they are very predominant more in Northern California perhaps than they are in Southern California but it is a very big Health system that I think this is a good introduction for us to jumpstart that opportunity in what is a relatively small effort on both of our parts to get comfortable with each other, if you will. There is a couple of other health systems here that we are having active discussions with about joint venture opportunities throughout the state. So we see the model that has been so successful for us on the East Coast now starting to take root here as more and more of the health systems consolidate here in California and their need to have a broader delivery system for imaging as well as (inaudible) being a core competency of theirs is something that they more seriously consider. So I think that we’ll be able to talk more about these opportunities as the year progresses.

Mitra Ramgopal:

Okay. Thank again.

Operator:

It appears there are no further questions at this time. Dr. Berger, I’d like to turn the conference back to you for any additional remarks.

Dr. Howard Berger:

Okay, thank you. Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call.

Operator:

This concludes today's call. Thank you for your participation. You may now disconnect.

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